Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2025 (except for the effects of the share split disclosed in Note 27, as to which the date is March 14, 2025) in the Registration Statement (Form F-1) and related Prospectus of Klarna Group plc dated May 21, 2025.

/s/ Ernst & Young AB

Stockholm, Sweden

May 21, 2025